SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)


                      Fair, Isaac and Company, Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   303250 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement: [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. .......................................................... 303250 10 4


(1)  Names of  Reporting  Persons  S.S. or I.R.S.  Identification  Nos. of Above
     Persons....................................................................

                              Judith Woolsey Isaac
                                   ###-##-####
                            (Social Security Number)

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)......................................................................
       (b)......................................................................

--------------------------------------------------------------------------------

(3)  SEC Use Only...............................................................

--------------------------------------------------------------------------------

(4)  Citizenship or Place of
     Organization...................................... United States of America

--------------------------------------------------------------------------------

Number of                             (5)    Sole Voting Power
Shares Beneficially                          ......................... 1,702,590
Owned by Each Reporting               ------------------------------------------
Person With                           (6)    Shared Voting Power
                                             .........................   247,500
                                      ------------------------------------------
                                      (7)    Sole Dispositive Power
                                             ......................... 1,702,590
                                      ------------------------------------------
                                      (8)    Shared Dispositive Power
                                             .........................   247,500

--------------------------------------------------------------------------------

(9)    Aggregate Amount Beneficially Owned by Each Reporting Person
       ............................................................... 1,950,090

--------------------------------------------------------------------------------

(10) Check  if the  Aggregate  Amount  in Row 9  Excludes  Certain  Shares  (See
     Instructions)....................................................

--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row 9
     ..................................................................    14.4%

--------------------------------------------------------------------------------

                                Page 2 of 5 Pages

(12)   Type of Reporting Person (See Instructions) .......................... IN

--------------------------------------------------------------------------------


Item 1 (a)  Name of Issuer:

            Fair, Isaac and Company, Incorporated

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            120 North Redwood Drive
            San Rafael, CA  94903-1996

Item 2 (a)  Name of Person Filing:

            Judith Woolsey Isaac

Item 2 (b)  Address of Principal Business Office:

            120 North Redwood Drive
            San Rafael, CA  94903-1996

Item 2 (c)  Citizenship (Place of Organization):

            United States of America

Item 2 (d)  Title of Class of Securities:

            Common Stock

Item 2 (e)  CUSIP Number:

            303250 10 4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ]    Broker or Dealer registered under section 15 of the Act

            (b) [ ]    Bank as defined in section 3 (a) (6) of the Act

            (c) [ ] Insurance Company as defined in section 3 (a) (19) of the Act

                               Page 3 of 5 Pages

              (d) [ ] Investment Company registered under section 8 of the Investment Company Act

              (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1 (b) (1) (ii) (F)

              (g) [ ]    Parent Holding Company, in accordance  withss.240.13d-1
                         (b) (ii) (G) (Note: See Item 7)

              (h) [ ]    Group,  in accordance  with ss.  240.13d-1 (b) (1) (ii)
                         (H)


Item 4.  Ownership

              (a)   Amount Beneficially Owned:

                                    1,950,090

              (b) Percent of Class:

                                    14.4%

              (c) Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the
                             vote .................................... 1,702,590

                     (ii)    shared power to vote or to direct the
                             vote ....................................   247,500

                    (iii)    sole power to dispose or to direct the
                             disposition of .......................... 1,702,590

                     (iv)    shared power to dispose or to direct the
                             disposition of ..........................   247,500

Item 5.     Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 4 of 5 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Inapplicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Inapplicable.


Item 8.     Identification and Classification of Members of the Group

            Inapplicable.


Item 9.     Notice of Dissolution of Group

            Inapplicable.


Item 10.    Certification

            Inapplicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement on Schedule 13G is true, complete and correct.


        Dated:  January 31, 1998.

                                                 /s/ Judith Woolsey Isaac
                                                 -------------------------
                                                     Judith Woolsey Isaac

                               Page 5 of 5 Pages